Company Contact:

TSS, Inc.

Anthony Angelini, Chief Executive Officer

Phone: (410) 423-7300

TSS, Inc. Appoints John K. Penver as Chief Financial Officer

COLUMBIA, MD – September 2, 2014 – TSS, Inc. (Other OTC: TSSI), a mission critical data center and technology services company, announced today that it has appointed John K. Penver as Chief Financial Officer effective August 29, 2014. Mr. Penver will lead all finance, accounting, HR, IT and administrative functions for TSS. Mr. Penver will report directly to Anthony Angelini, President and Chief Executive Officer of TSS.

Mr. Penver, age 51, has been acting as the Interim Chief Financial Officer of TSS since July 2, 2014. Mr. Penver was the Chief Financial Officer of Fallbrook Technologies, Inc., a privately held manufacturer of mechanical transmission systems and technologies, from November 2012 until February 2014. From February 2005 until October 2012, Mr. Penver was the Vice President of Finance, Chief Financial Officer and Company Secretary of Active Power, Inc. (NASDAQ:ACPW), a manufacturer of uninterruptible power systems and modular infrastructure solutions for data centers. Mr. Penver has also held a number of senior financial leadership positions, including with Silicon Gaming, Inc. (NASDAQ: SGIC), Factory Logic, Inc. and Deloitte & Touche LLP in the United States and Australia.

“I am excited to have John join our team and lead our finance and administrative efforts. He brings public company management expertise and extensive experience in the mission-critical data center and infrastructure systems industry, along with merger/acquisition and international business experience. He will complement our management team and help strengthen TSS’s position as a trusted single source provider to the mission critical data center industry,” said Mr. Angelini.

“TSS is well positioned to capitalize on the rapidly expanding data center infrastructure services industry with a broad and deep product and services offering. I look forward to working with its strong management team to further execute and grow the business,” said Mr. Penver.

In connection with his appointment, Mr. Penver received 250,000 restricted shares of TSS common stock and a stock option to purchase 200,000 shares of TSS common stock. The restricted shares will vest in installments as follows: 50,000 shares will vest on September 29, 2014, 100,000 shares will vest on August 29, 2015, and 100,000 shares will vest on August 29, 2016. All unvested shares of restricted stock will vest upon a change in control of TSS, and an amount up to 100,000 shares of restricted stock will vest in certain instances upon the termination of Mr. Penver’s employment. The exercise price per share for the stock options is equal to the average of the high and low bid prices for TSS common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. These stock options become exercisable in installments as follows: 100,000 shares become exercisable when the fair market value of TSS common stock is at least $2.00 for 20 consecutive business days, and 100,000 shares become exercisable when the fair market value of TSS common stock is at least $3.00 for 20 consecutive business days. All of the independent directors of TSS approved these equity grants, which were not made under any compensation plan approved by the stockholders of TSS.

Total Site Solutions ǀ 7226 Lee DeForest Dr. Ste 104 Columbia MD 21046 | T 410.423.7300 | TotalSiteSolutions.com

About TSS, Inc.

TSS is a trusted single source provider of mission-critical planning, design, system integration, deployment, maintenance and evolution of data center facilities and information infrastructure. TSS specializes in customizable end to end solutions powered by industry experts and innovative services that include technology consulting, engineering, design, construction, operations, facilities management, technology system installation and integration, as well as maintenance for traditional and modular data centers. TSS is headquartered in Columbia, Md. For more information contact us at www.totalsitesolutions.com or call 888-321-4877.

Forward Looking Statements

This press release may contain “forward-looking statements” -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; risks relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations or maintain sufficient availability under our revolving credit facility; risks relating to the acquisition or disposal of business ; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements

Total Site Solutions ǀ 7226 Lee DeForest Dr. Ste 104 Columbia MD 21046 | T 410.423.7300 | TotalSiteSolutions.com